Exhibit 12.

                     TEXAS EASTERN TRANSMISSION CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                  (In millions)



                                                                   Years Ended December 31,
                                            --------------------------------------------------------------------
                                             2000           1999           1998            1997            1996
                                            ------         ------         ------          ------          ------
Earnings Before Income Taxes                $ 317          $ 315          $ 288           $ 233           $ 209
Fixed Charges                                 103            109            112             115             119
                                            ------         ------         ------          ------          ------
          Total                             $ 420          $ 424          $ 400           $ 348           $ 328
                                            ======         ======         ======          ======          ======

Fixed Charges
      Interest on debt                      $ 101          $ 107          $ 111           $ 112           $ 116
      Interest component of rentals             2              2              1               3               3
                                            ------         ------         ------          ------          ------
          Fixed Charges                     $ 103          $ 109          $ 112           $ 115           $ 119
                                            ======         ======         ======          ======          ======

Ratio of Earnings to Fixed Charges            4.1            3.9            3.6             3.0             2.8